As filed with the Securities and Exchange Commission on June 4, 1996

                                Registration No. 33-_____
_________________________________________________________________
_________________________________________________________________
                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.  20549
                           ____________________

                                 FORM S-3
                          REGISTRATION STATEMENT
                                   Under
                         THE SECURITIES ACT OF 1933
                            ____________________

                    SOUTHWESTERN PUBLIC SERVICE COMPANY
          (Exact name of Registrant as specified in its charter)

                  New Mexico                              75-0575400
       (State or other jurisdiction                  (I.R.S. Employer
    of incorporation or organization)              Identification No.)

                              Tyler at Sixth
                          Amarillo, Texas  79101
                              (806) 378-2121

            (Address, including zip code, and telephone number, including area code, of principal executive offices)

                              Bill D. Helton
             Chairman of the Board and Chief Executive Officer
                              Tyler at Sixth
                          Amarillo, Texas  79101
                              (806) 378-2121

             (Name, address, including zip code, and telephone
            number, including area code, of agent for service)

                                Copies to:

                              Gary W. Wolf, Esq.
                          Cahill Gordon & Reindel
                                 80 Pine Street
                         New York, New York  10005
                           ___________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
                           ____________________

            If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
                                   ____
                                  /___/

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
                                   ____
                                  /_X_/

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                    ____
                                   /___/

            If the Form is a post-effective amendment filed pursuant
Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                    ____
                                   /___/

            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                                    ____
                                   /___/




                           ____________________

                      CALCULATION OF REGISTRATION FEE
______________________________________________________________________________
______________________________________________________________________________
                     :              : Proposed :   Proposed    :
                     :              : maximum  :   maximum     :
   Title of each     :    Amount    : offering :   aggregate   :  Amount of
class of securities  :    to be     : price per:   offering    : registration
 to be registered    :  registered  : unit     :   price       :    fee
                     :              :          :               :
Preferred Stock      :  (1)(4)      : (2)      :   (1)(2)(4)   :
Debt Securities      :  (1)(3)      : (2)      :   (1)(2)(3)   :
_____________________:______________:__________:_______________:______________
Total                : $150,000,000 : (2)     :   $150,000,000 : $51,724.14 (5)
______________________________________________________________________________

(1) In no event will the aggregate maximum offering price of all securities issued pursuant to this Registration Statement exceed $150,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) The proposed maximum offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.
(3) Subject to Footnote (1), there is being registered hereunder an indeterminate principal amount of Debt Securities.
(4) Subject to Footnote (1), there are being registered hereunder an indeterminate number of shares of Preferred Stock (par value $1 per share).
(5) Calculated pursuant to Rule 457(o).
                           ____________________

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

            This Registration Statement is also a post-effective amendment to Registration Statement No. 33-53171. Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus contained herein also covers $70,000,000 aggregate amount of securities previously registered under that Registration Statement.
         _________________________________________________________________
         _________________________________________________________________

                 SUBJECT TO COMPLETION, DATED JUNE 4, 1996

PROSPECTUS
                               $220,000,000

                    SOUTHWESTERN PUBLIC SERVICE COMPANY

                              DEBT SECURITIES
                              PREFERRED STOCK
                           ____________________

            Southwestern Public Service Company (the "Company") intends from time to time to sell shares of its Preferred Stock, $1 par value (the "New Preferred Stock"), and/or its Debt Securities (the "Debt Securities") consisting of First Mortgage Bonds (the "New Bonds"), in one or more series, and/or unsecured Debentures or Notes (the "New Unsecured Securities", and collectively with the New Preferred Stock and the New Bonds, the "Securities"), in one or more series, each on terms to be determined at the time or times of sale. The aggregate offering price of the Debt Securities and the New Preferred Stock to be sold will not exceed $220,000,000. All specific terms of the offering and sale of the Securities, including (i) the specific number of shares, designation, issue price, voting rights, rate and terms of payment of dividends and redemption provisions and sinking fund terms, if any, liquidation preferences, or other special rights, if any, and any other terms and conditions of the New Preferred Stock, (ii) the specific designation, aggregate principal amount, maturity, rate and terms of payment of interest, redemption provisions, sinking fund terms, if any, and any other terms and conditions of the Debt Securities and (iii) other specific terms and any listing on a securities exchange of the Securities in respect of which this Prospectus is being delivered will be set forth in a Prospectus Supplement ("Prospectus Supplement"), together with the terms of offering of such Securities. The Securities will be offered as set forth under "Plan of Distribution".
                           ____________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           ____________________

The date of this Prospectus is _______, 1996

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE

UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                           AVAILABLE INFORMATION

            Southwestern Public Service Company (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance there-with files reports and other information with the Securities and Exchange Commission (the "Commission") which may be inspected and copied at the offices of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. Certain securities of the Company are listed on the New York, Chicago and Pacific Stock Exchanges. Reports, proxy and information statements, and other information con-cerning the Company can be inspected at such exchanges.


              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents filed by the Company with the Commission (File No. 1-3789) pursuant to the the 1934 Act are incorporated herein by reference as of their respective dates of filing and shall be deemed to be a part hereof:

            1. The Company's Annual Report on Form 10-K for the year ended August 31, 1995 (the "1995 Form 10-K").

            2. The Company's Quarterly Reports on Form 10-Q for the quarters ended November 30, 1995 (the "November Quarterly
Report") and February 29, 1996 (the "February Quarterly
Report").

            3.    The Company's Current Reports on Form 8-K filed
February 2, 1996 and February 26, 1996.

            4.    Joint Proxy Statement/Prospectus for the Annual
Meeting held January 31, 1996 included in the Registration
Statement on Form S-4 of New Century Energies, Inc. (Registra-tion No. 33-64951).

            All documents filed by the Company pursuant to Sec-tions 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of this offer-ing shall also be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

            The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the request of any such person, a copy of any or all documents referred to above which have been or may be incorporated by reference in this Prospectus (not including exhibits to such incorporated information that are not specifically incorporated by reference into such information). Requests for such copies should be directed to Secretary, Southwestern Public Service Company, Tyler at Sixth, Amarillo, Texas 79101.

                                THE COMPANY

            The Company, incorporated under the laws of the State of New Mexico in 1921, is principally engaged in the genera-tion, transmission, distribution and sale of electric energy in portions of Texas, New Mexico, Oklahoma and Kansas. The elec-tric properties comprise an interconnected system. A major portion of the Company's electric operating revenues is derived from operations in Texas. The Company has two wholly owned non-utility subsidiaries, Utility Engineering Corporation and Quixx Corporation. The principal executive offices of the Com-pany are located at Tyler at Sixth, Amarillo, Texas 79101 (Tel:
806-378-2121).

            At the annual meeting of the Company's shareholders held on January 31, 1996, the shareholders approved the pro-posed "merger of equals" of the Company and Public Service Com-pany of Colorado ("PSCo") (the "Merger Agreement"). Pursuant to the terms of the Merger Agreement, upon satisfaction or waiver of the terms and conditions thereof, the Company and PSCo will become wholly owned subsidiaries of a new holding company called New Century Energies, Inc. The Company and PSCo will maintain their separate identities and continue to serve customers in their respective service areas. The Company's debt and any preferred stock (including the Securities) of the Company outstanding at the time of effectiveness of the merger will remain outstanding debt and preferred stock of the Company and the terms and conditions thereof will not change. The transaction is subject to various conditions including the receipt of approvals from various state and federal regulators.

                              USE OF PROCEEDS

            The proceeds from the sale of the Securities will be used as described in the Prospectus Supplement by which such Securities are offered.

                              EARNINGS RATIOS

            The Ratio of Earnings to Fixed Charges and the Ratio of Earnings to Combined Fixed Charges and Preferred Dividend
Requirements for each of the periods indicated is as follows:


                                                       Twelve Months Ended
                                    February 29,            August 31,
                                    ------------    ----------------------------
                                       1996         1995  1994  1993  1992  1991
                                       ----         ----  ----  ----  ----  ----
Ratio of
Earnings to

  Fixed Charges:                      4.94          5.10  4.76  4.82  4.53  4.67

  Combined Fixed
   Charges and
   Preferred
   Dividend
   Requirements:                      4.26          4.37  4.04  4.01  3.63  3.79


            The Ratios for future periods will be included in the Company's Reports on Form 10-K and 10-Q. Such Reports are incorporated by reference into this Prospectus at the time they are filed.


                    DESCRIPTION OF NEW PREFERRED STOCK


            The following description of the New Preferred Stock sets forth certain general terms and provisions of the Compa-ny's Restated Articles of Incorporation (the "Articles") and the Company's Mortgage (see "Description of New Bonds") appli-cable to any series of New Preferred Stock. The definitive terms of any such series of New Preferred Stock are set forth in the Prospectus as amended and supplemented by the Prospectus Supplement by which such series of New Preferred Stock is offered. This Prospectus includes brief outlines of certain provisions contained in the Articles and such Mortgage and does not purport to be complete. Copies of instruments constituting the Articles and the Mortgage are Exhibits to the Registration Statement and reference is made thereto for further information including definitions of certain terms used herein.

General

            Under the Articles, the Board of Directors is autho-rized, without further shareholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock, $1 par value (the "Preferred Stock"). As of the date of this Prospec-tus, the Company has no Preferred Stock issued or outstanding.

            The New Preferred Stock may be issued in one or more series, with such designations or titles; any voting powers; dividend rates and dates of payment; whether of not dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall be cumulative; any redemption provisions, special or relative rights in the event of liquidation, disso-lution, distribution or winding up of the Company; any sinking fund provisions; any conversion provisions; and any other pref-erences, privileges, powers, rights, qualifications, limita-tions and restrictions, as shall be set forth as and when established by the Board of Directors of the Company and not inconsistent with applicable law or the Articles. The shares of any series of New Preferred Stock will be, when issued, fully paid and non-assessable and holders thereof will have no preemptive rights in connection therewith.

            The liquidation preference of any series of New Pre-ferred Stock is not necessarily indicative of the price at which shares of such series of New Preferred Stock will actu-ally trade at or after the time of their issuance. The market price of the shares of any series of New Preferred Stock can be expected to fluctuate with changes in market and economic con-ditions, the financial condition and prospects of the Company, and other factors that generally influence the market price of securities.

Voting Rights

            Except as indicated in the Prospectus Supplement relating to a particular series of New Preferred Stock or except as expressly required by applicable law or the Articles, the holders of shares of New Preferred Stock will not have vot-ing rights.

            The terms of the Preferred Stock may not be adversely changed without the consent of a majority in aggregate voting power of the Preferred Stock then outstanding or, if one or more but less than all of the shares thereof are so affected, a majority in aggregate voting power of the affected series vot-ing as one class.

Dividend Rights

            Holders of each series of New Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available there-fore, cash dividends at such rates (which may be variable or fixed, and if variable an index formula or other method may be used) and on such dates as are set forth in the Prospectus Sup-plement relating to such series of New Preferred Stock. Divi-dends will be payable to holders of record of New Preferred
Stock as they appear on the books of the Company on such record dates as shall be fixed by the Board of Directors. Unless otherwise specified in the Prospectus Supplement relating to a series of New Preferred Stock, such dividends shall be payable from, and shall be cumulative from, the date of original issue of each share, so that if in any dividend period (being the period between such dividend payment dates) dividends at the rate or rates as described in the Prospectus Supplement relat-ing to such series of New Preferred Stock shall not have been declared and paid or set apart for payment on all outstanding shares of Preferred Stock for such dividend period and all pre-ceding dividend periods from and after the first day from which dividends are cumulative, then the aggregate deficiency shall be declared and fully paid or set apart for payment, but with-out interest, before any dividends shall be declared or paid or set apart for payment on the Common Stock by the Company. The cutting-off of dividends on Common Stock until the arrearages have been paid or provided for, as outlined above, and such rights, if any, to vote for the election of directors as may be set forth in the Prospectus Supplement relating to a series of New Preferred Stock, shall (unless otherwise set forth in the Prospectus Supplement) be the only consequences of the failure to declare or pay dividends on the New Preferred Stock. After payment in full of all dividend arrearages on the New Preferred Stock, dividends on the Common Stock may be declared and paid out of funds legally available for that purpose as the Board of Directors may determine.

            The Mortgage pursuant to which the Company's First Mortgage Bonds are issued contains a covenant limiting the amount of dividends that the Company may declare on any stock, including Preferred Stock. (See "Description of New Bonds -- Dividend Covenant.")

Redemption and Sinking Fund Provisions

            Any provisions relating to the redemption by the Com-pany or for a sinking fund or for redemption at the option of the holders of any series of New Preferred Stock will be as set forth in the Prospectus Supplement by which such New Preferred Stock is to be offered.

            Any provisions relating to limitations and restric-tions upon the payment of dividends or the making of other dis-tributions on, and upon the purchase, redemption, or other acquisition by the Company of, the Common Stock or any other class or classes of stock of the Company ranking junior to the New Preferred Stock as to dividends or upon liquidation, disso-lution, or winding up of the Company will be as set forth in the Prospectus Supplement. (See "Description of New Bonds -- Dividend Covenant" for present restrictions on the purchase or redemption of, or payments or distributions made in respect of Preferred Stock by the Company.)

Ranking and Restriction on Indebtedness

            The relative rank, preference, and priority of the New Preferred Stock, with respect to dividend rights, and rights on liquidation, winding up and dissolution, will be as set forth in the Prospectus Supplement and in the Certificate of Designation of the series when issued. The New Preferred Stock may rank senior to, junior to, or on a parity with any other classes of equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank junior to, senior to, or on parity with, such series of New Preferred Stock.

            Any provisions respecting the conditions or restric-tions upon the creation of indebtedness of the Company or upon the issuance of additional stock (including additional shares of such series or any other class) ranking on a parity with or senior to the New Preferred Stock as to dividends or distribu-tion of assets upon liquidation, dissolution, or winding up of the Company will be as set forth in the Prospectus Supplement.

Liquidation Rights

            In the event of liquidation, holders of the New Pre-ferred Stock may be entitled to receive, from assets available for distribution to stockholders, a preferential amount fixed for the respective series. Provisions relating to the liquida-tion preference payable on each series of New Preferred Stock will be set forth in the applicable Prospectus Supplement by which such New Preferred Stock will be offered.

Transfer Agent and Registrar

            The transfer agent and registrar for the New Pre-ferred Stock will be Society National Bank, Cleveland, Ohio or its successor.


                         DESCRIPTION OF NEW BONDS

General

            The New Bonds will be issued in one or more series under the Indenture of Mortgage and Deed of Trust, dated
August 1, 1946, to Chemical Bank, as trustee (the "Bond Trus-tee") as supplemented and amended and as it is to be supple-mented by a supplemental indenture for each series of New Bonds (such indenture, as so supplemented and amended, the "Mort-gage"). This Prospectus includes brief outlines of certain provisions contained in the Mortgage and does not purport to be complete. Copies of the instruments constituting the Mortgage are Exhibits to the Registration Statement and reference is made thereto for further information including definitions of certain terms used herein.

            The principal, premium, if any, and interest on the New Bonds are payable at the principal corporate trust office of Chemical Bank in New York, New York (unless the Company shall designate and maintain some other office or agency for such purpose), unless the Prospectus Supplement provides other-wise. Each series of New Bonds will have a stated principal amount, maturing date(s), interest rate(s) and other specific terms as may be determined at the time of sale, all of which will be set forth in the Prospectus Supplement relating to such series. Interest, payable semiannually at the rate set forth in such Prospectus Supplement, will be paid to the persons in whose names the New Bonds are registered at the close of busi-ness on the record date set forth therein. Unless otherwise indicated in a Prospectus Supplement relating thereto, the New Bonds will be issuable only as fully registered bonds in denom-inations of $1,000 and integral multiples thereof, and will be exchangeable for other New Bonds of the same series in equal aggregate principal amounts without any service or other charge therefor by the Company, except for any applicable taxes or governmental charges.

            The New Bonds of a series may be issued in whole or in part in the form of one or more global New Bonds that will be deposited with, or on behalf of, The Depository Trust Com-pany or another depository identified in the Prospectus Supple-ment relating to the series (the "Depository"). If issued, Global New Bonds may be issued in registered or uncertificated form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for New Bonds in definitive form, a global New Bond may not be transferred except as a whole by the Depository to a nominee or a successor depository. See "Book-Entry Only System".

            Unless otherwise indicated in a Prospectus Supple-ment, the covenants contained in the Mortgage and the New Bonds do not afford holders of the New Bonds special protection in the event of a highly leveraged transaction involving the Com-pany that may adversely affect the holders of New Bonds.

Optional Redemption Provisions

            The Prospectus Supplement for each series of New Bonds will indicate if such series is subject to redemption at the option of the Company prior to maturity. If so, the Pro-spectus Supplement will include the terms of such redemption, which will be made upon thirty days' notice and in the manner provided in the Mortgage. The provisions of this paragraph do not apply to redemptions pursuant to operation of any sinking fund (Mortgage, Articles 8 and 11).

Sinking and Improvement Fund

            For each series of New Bonds for which the Company determines to provide a sinking and improvement fund, the terms of such fund will be described in the Prospectus Supplement relating to that series.

Security

            Each series of New Bonds together with all other Bonds heretofore or hereafter issued under the Mortgage will be equally and ratably secured by the Mortgage, which constitutes, in the opinion of Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P., counsel for the Company, a valid and direct first lien (subject to Permitted Encumbrances) on all the present proper-ties (principally generating plants and transmission and dis-tribution facilities) and franchises of the Company, other than Excepted Property, subject only to a reversionary interest in the site of the Company's generating plant near Borger, Texas, conditioned upon its continued use in the generation, transmis-sion and distribution of electric energy, and to certain minor defects in the Company's title to the sites of certain of its transmission and distribution lines, substations and minor structures. Neither such reversionary interest nor such minor defects, in the opinion of such counsel, materially interferes with the use or operation of the Company's properties.

            The Mortgage contains provisions for subjecting to the lien thereof (subject to limitations contained in Article 15 in case of a merger or transfer or lease of the Com-pany's assets) after-acquired property other than Excepted
Property. After-acquired property may, subject to certain lim-itations, be subject to prior liens (Mortgage Section 9.15), but, if so subject, may not be included in Gross Bondable Additions or Net Bondable Additions under the Mortgage until the prior liens thereon have been paid or prepaid (Mortgage Section 4.01).

Maintenance Covenant

            The Mortgage provides that the Company shall, on or before October 1 in each year, deposit with the Trustee cash equal to the excess of (i) 15% of operating revenues for the year ended the preceding May 31 (less the cost of utility ser-vices purchased for resale and a further sum equal to the cost of fuel used to generate electricity in excess of 2.90 mills per net kilowatt hour) with certain adjustments, over (ii) the amounts charged on its books for maintenance and repairs during such year. Instead of depositing cash, the Company may (a) deliver Bonds or certify that Bonds have been or are to be retired (with certain exceptions) or (b) certify Gross Bondable Additions. Cash so deposited may be withdrawn in the same man-ner as cash deposited on release of property, may be applied to the purchase of Bonds, or may be applied to the redemption of Bonds (Mortgage Section 9.06; Supplemental Indenture Section 1.02;

Mortgage, Article 8). Cash, Bonds and Gross Bondable Additions used to satisfy the requirements of the Maintenance Covenant may be deducted from Retirements in computing Net Bondable
Additions (Mortgage Section 4.01).

Issuance of Additional Bonds

            The maximum principal amount of Bonds which may be outstanding under the Mortgage at any one time is $3,000,000,000. The Mortgage provides that Bonds may be issued from time to time against (1) 60% of Net Bondable Additions (Mortgage, Article 4), (2) Bonds retired or then to be retired (with certain exceptions) (Mortgage, Article 6) or (3) cash deposited with the Bond Trustee for such purpose, which cash may be withdrawn from time to time against 60% of Net Bondable Additions (Mortgage, Article 5). With certain exceptions in the case of (2) above, no additional Bonds may be issued unless Net Earnings for 12 consecutive calendar months within the 15 immediately preceding calendar months, before interest and income and profits taxes, are at least twice the annual inter-est requirements on all Bonds outstanding and then to be issued and on all prior lien indebtedness. Based on the Company's financial results for the twelve months ended August 31, 1995, the Company could have issued approximately $316,330,000 prin-cipal amount of additional Bonds under this restriction. The available amount of Net Bondable Additions and Retired Bonds at August 31, 1995 was approximately $335,000,000 and $115,300,000 respectively.

Dividend Covenant

            The Mortgage provides that the Company will not declare any dividends (other than dividends payable in its stock) upon any shares of its stock, or make any payment on account of the purchase, redemption or other retirement of, or any distribution in respect of, any shares of its stock except to the extent that the sum of (1) $1,278,243.59, (2) Net Income of the Company, as defined, since June 1, 1946, and (3) net proceeds received by the Company from the issue since such date of any shares of its stock (but only up to an amount equal to the aggregate amount of all payments since such date on account of the acquisition of any shares of its stock), shall be greater than the aggregate amount of dividends declared on all classes of the Company's stock and of all payments made on account of the acquisition of, or distribution in respect of, any shares of its stock since such date (Mortgage Section 9.20). At August 31, 1995, approximately $949,000 of the Company's retained earnings of $378,458,000 was not available for any such purpose under this limitation. As a result of the redemption and repurchase of all of the then-outstanding
Preferred Stock of the Comany in December 1995 and January
1996, an additional $6,254,843 of retained earnings is also not available.

Modification of the Mortgage

            The Mortgage, the rights and obligations of the Com-pany and the rights of the Bondholders may be modified with the consent of the holders of 66-2/3% of the Bonds, and, if less than all series of Bonds are affected, the consent of the hold-ers of 66-2/3% of the Bonds of each series affected (Mortgage
Section 19.06). No modification of the terms of payment of princi-pal, interest or premium and no modification reducing the per-centage required for modification is effective against any Bondholder without his consent.

            The Company has reserved the right to amend the Mort-gage without any consent or other action by holders of any series of Bonds created after July 15, 1992, including the New Bonds, as shall be necessary in order to amend or delete in its entirety the maintenance covenant set forth in the Mortgage, and such covenant as amended by the Supplemental Indentures.
(See "Description of New Bonds -- Maintenance Covenant.")

Defaults

            An event of default is defined as: default in pay-ment of principal of any Bond; default for 30 days in payment of interest upon any Bond or of sinking or improvement fund installments in respect of any Bond; default under other cove-nants for 60 days after notice to the Company by the Trustee or holders of 10% of the Bonds; failure to discharge final money judgments within 60 days; certain events in bankruptcy, insol-vency, or reorganization; and certain assumptions of custody or control of the Company or its assets by governmental agencies. The Bond Trustee may withhold notice of default (except in pay-ment of principal, interest or sinking or improvement fund installments) if in its judgment it is in the interests of the Bondholders (Mortgage Section 13.01).

            Holders of a majority of the Bonds may require the Bond Trustee to, and holders of 25% of the Bonds may, declare the principal and interest due and payable on default, but holders of a majority of the Bonds may annul such declaration if such default is cured (Mortgage Section 13.01). No Bondholder may enforce the Mortgage unless such holder shall have given the Bond Trustee written notice of a default and unless the holders of a majority of the Bonds have requested the Bond Trustee in writing to act and have offered the Bond Trustee reasonable indemnity or security, if required, and the Bond Trustee shall have failed to act for a period of 30 days (Mortgage Section 13.14). The foregoing does not affect the right of each Bondholder to enforce payment of principal and interest on the holder's Bond. Holders of a majority of the Bonds may direct the Bond Trustee to take action in the event of default (Mortgage Sections 13.04, 13.19). The Bond Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that repayment is not reasonably assured (Mortgage Section 16.02).

            Other than in connection with applications made under the Mortgage from time to time, periodic evidence is not required to be furnished as to absence of default or as to com-pliance with the terms of the Mortgage.

The Bond Trustee

            Chemical Bank is the Bond Trustee under the Mortgage.


                  DESCRIPTION OF NEW UNSECURED SECURITIES

            The New Unsecured Securities will be issued in one or more series, under an Indenture ("Indenture") between the Com-pany and the trustee to be named therein (the "Unsecured Secu-rities Trustee") the form of which is filed as an Exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are qualified in their entirety by express reference to the Indenture.

            The Indenture will not limit the amount of New Unse-cured Securities that can be issued thereunder and provides that the New Unsecured Securities may be issued in series up to the aggregate principal amount which may be authorized from time to time by the Company. The New Unsecured Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated debt of the Company.

            Reference is made to the Prospectus Supplement for the following terms, if applicable, of the New Unsecured Secu-rities offered thereby: (1) the designation (e.g., Notes or Debentures), aggregate principal amount, currency or composite currency and denominations; (2) the price or prices (or method for determining price or prices) at which such New Unsecured

Securities will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest; (3) the maturity date(s); (4) the interest rate(s) (which may be fixed or variable), if any; (5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;
(6) the manner of paying principal or interest; (7) the place or places where principal and interest will be payable; (8) the terms of any mandatory or optional redemption by the Company, including the terms of any sinking fund; (9) the terms of any redemption at the option of Holders; (10) whether such New Unsecured Securities are to be issuable as registered New Unsecured Securities, bearer New Unsecured Securities, or both, and whether and upon what terms any registered New Unsecured Securities may be exchanged for bearer New Unsecured Securities and vice versa; (11) whether such New Unsecured Securities are to be represented in whole or in part by a New Unsecured Security in global form and, if so, the identity of the depository for any global New Unsecured Security; (12) any tax indemnity provisions;
(13) if the New Unsecured Securities provide that payments of principal or interest may be made in a currency other than that in which New Unsecured Securities are denominated, the manner for determining such payments; (14) the portion of principal payable upon acceleration of a Discounted Security (as defined below);
(15) whether and upon what terms New Unsecured Securities may be defeased; (16) any events of default or restrictive cove-nants in addition to or in lieu of those set forth in the Indenture; (17) provisions for electronic issuance of New Unse-cured Securities or for New Unsecured Securities in uncertificated form; (18) the terms, if any, upon which the New Unsecured Securities will be convertible into or exchangeable for other securities or other property of the Company or another person; and (19) any additional provisions or other special terms not inconsistent with the provisions of the Indenture, including any terms that may be required or advis-able under United States laws or regulations, or advisable in connection with the marketing of the New Unsecured Securities.

            The New Unsecured Securities of a series may be issued in whole or in part in the form of one or more global
New Unsecured Securities that will be deposited with, or on behalf of, the Depository. Global New Unsecured Securities may be issued in registered, bearer or uncertificated form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for New Unsecured Securities in definitive form, a global New Unsecured Security may not be transferred except as a whole by the Depository to a nominee or a successor depository (Indenture Section 2.12). See "Book-Entry Only System".

            New Unsecured Securities of any series may be issued as registered New Unsecured Securities, bearer New Unsecured Securities or uncertificated New Unsecured Securities, as spec-ified in the terms of the series. Unless otherwise indicated in the Prospectus Supplement, registered New Unsecured Securi-ties will be issued in denominations of $1,000 and whole multi-ples thereof and bearer New Unsecured Securities will be issued in denominations of $5,000 and whole multiples thereof. One or more global New Unsecured Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding New Unsecured Securities of the series to be represented by such global New Unsecured Security or New Unsecured Securities.

            In connection with its original issuance, no bearer
New Unsecured Security will be offered, sold, resold, or mailed or otherwise delivered to any location in the United States and a bearer New Unsecured Security in definitive form may be delivered in connection with its original issuance only if the person entitled to receive the bearer New Unsecured Security furnishes certification as described in United States Treasury regulation section 1.163-5(c)(2)(i)(D)(iii) (Indenture Section 2.04).

            For purposes of this Prospectus, unless otherwise indicated, "United States" means the United States of America (including the States and the District of Columbia), its terri-tories and possessions and all other areas subject to its jurisdiction. "United States person" means a citizen or resi-dent of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States or a political subdivision thereof or any estate or trust the income of which is subject to United States fed-eral income taxation regardless of its source. Any special United States federal income tax considerations applicable to bearer New Unsecured Securities will be described in the Pro-spectus Supplement relating thereto.

            To the extent set forth in the Prospectus Supplement, except in special circumstances set forth in the Indenture, principal and interest on bearer New Unsecured Securities will be payable only upon surrender of bearer New Unsecured Securi-ties and coupons at a paying agency of the Company located out-side of the United States. During any period thereafter for which it is necessary in order to conform to United States tax law or regulations, the Company will maintain a paying agent outside the United States to which the bearer New Unsecured Securities and coupons may be presented for payment and will provide the necessary funds therefor to the paying agent upon reasonable notice.

            Registration of transfer of registered New Unsecured Securities may be requested upon surrender thereof at any agency of the Company maintained for the purpose and upon ful-fillment of all other requirements of the agent. Bearer New Unsecured Securities and the coupons related thereto will be transferable by delivery.

            New Unsecured Securities may be issued under the Indenture as Discounted New Unsecured Securities to be offered and sold at a substantial discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the Pro-spectus Supplement relating to such Discounted New Unsecured Securities. "Discounted New Unsecured Security" means a New Unsecured Security where the amount of principal due upon acceleration is less than the stated principal amount.

Certain Covenants

            The New Unsecured Securities will not be secured by any properties or assets and will represent unsecured debt of the Company.

            Unless otherwise indicated in a Prospectus Supple-ment, the covenants contained in the Indenture and the New Unsecured Securities do not afford holders of the New Unsecured Securities special protection in the event of a highly lever-aged or other transaction involving the Company that may adversely affect holders of the New Unsecured Securities.

Successor Obligor

            Unless the Bond Resolution establishing the terms of a series otherwise provides, the Company will not consolidate with or merge into, or transfer all or substantially all of its assets to, any person, unless (1) the person is organized under the laws of the United States or a State thereof; (2) the person assumes by supplemental indenture all the obligations of the Company under the Indenture, the New Unsecured Securities and any coupons;
(3) all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and (4) immediately after the transaction no Default (as defined) exists.

            The successor will be substituted for the Company, and thereafter all obligations of the Company under the Inden-ture, the New Unsecured Securities and any coupons shall termi-nate (Indenture Section 5.01).

Exchange of New Unsecured Securities

            Registered New Unsecured Securities may be exchanged for an equal aggregate principal amount of registered New Unse-cured Securities of the same series and date of maturity in such authorized denominations as may be requested upon surren-der of the registered New Unsecured Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the agent.

            To the extent permitted by the terms of a series of New Unsecured Securities authorized to be issued in registered form and bearer form, bearer New Unsecured Securities may be exchanged for an equal aggregate principal amount of registered or bearer New Unsecured Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer New Unsecured Securities with all unpaid coupons relating thereto (except as may other-wise be provided in the New Unsecured Securities) at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the agent (Indenture Section 2.07). As of the date of this Prospectus, it is expected that the terms of a series of New Unsecured Securities will not permit regis-tered New Unsecured Securities to be exchanged for bearer New Unsecured Securities.

Defaults and Remedies

            Unless the bond resolution establishing the terms of a series otherwise provides, an "Event of Default" with respect to a series of New Unsecured Securities will occur if:

      (1) the Company defaults in any payment of interest on any New Unsecured Securities of the series when the same becomes due and payable and the Default contin-ues for a period of 60 days;

      (2) the Company defaults in the payment of the principal of any New Unsecured Securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise;

      (3) the Company defaults in the payment or satisfaction of any sinking fund obligation with respect to any New Unsecured Securities of a series as required by the resolution establishing such series and the Default continues for a period of 60 days;

      (4) the Company defaults in the performance of any of its other agreements applicable to the series and the Default continues for 90 days after the notice speci-fied below;

      (5) the Company pursuant to or within the meaning of any Bankruptcy Law:

            (A)   commences a voluntary case,

            (B) consents to the entry of an order for relief against it in an involuntary case,

            (C) consents to the appointment of a Custodian for it or for all or substantially all of its prop-erty, or

            (D) makes a general assignment for the benefit of its creditors;

      (6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

            (A) is for relief against the Company in an involun-tary case,

            (B) appoints a Custodian for the Company or for all or substantially all of its property, or

            (C)   orders the liquidation of the Company;

            and the order or decree remains unstayed and in effect for 60 days; or

      (7) any other Event of Default provided for in the series.

            The term "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.

            A Default under clause (4) is not an Event of Default until the Unsecured Securities Trustee or the Holders of at least 25% in principal amount of the series notify the Company of the Default and the Company does not cure the Default within the time specified after receipt of the notice (Indenture
Section 6.01). The Unsecured Securities Trustee may require indem-nity satisfactory to it before it enforces the Indenture or the New Unsecured Securities of the series. Subject to certain limitations, holders of a majority in principal amount of the New Unsecured Securities of the series may direct the Unsecured Securities Trustee in its exercise of any trust or power
(Indenture Section 6.05). The Unsecured Securities Trustee may with-hold from the New Unsecured Securityholders of the series notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interest (Indenture Section 7.04).

            The Indenture does not have a cross-default provi-sion. Thus, unless the bond resolution providing for a new series otherwise provides, a default by the Company on any other debt (including any other series of New Unsecured Securi-ties) would not constitute an Event of Default.

Amendments and Waivers

            Unless the bond resolution establishing the terms of a series otherwise provides, the Indenture and the New Unse-cured Securities or any coupons of the series may be amended, and any default may be waived as follows: The New Unsecured
Securities and the Indenture may be amended with the consent of the holders of a majority in principal amount of the New Unse-cured Securities of all series affected voting as one class. A default on a series may be waived with the consent of the hold-ers of a majority in principal amount of the New Unsecured
Securities of the series. However, without the consent of each New Unsecured Securityholder affected, no amendment or waiver may (1) reduce the amount of New Unsecured Securities whose holders must consent to an amendment or waiver, (2) reduce the interest on or change the time for payment of interest on a New
Unsecured Security, (3) change the fixed maturity of any New
Unsecured Security, (4) reduce the principal of any non-Discounted New Unsecured Security or reduce the amount of principal of any Discounted New Unsecured Security that would be due on acceleration thereof, (5) change the currency in which principal or interest on a New Unsecured Security is pay-able, (6) make any change that materially adversely affects the right to convert any New Unsecured Security, or (7) waive any default in payment of interest on or principal of a New Unsecured Secu-rity. Without the consent of any New Unsecured Securityholder, the Indenture, the New Unsecured Securities or any coupons may be amended to cure any ambiguity, omission, defect or inconsis-tency; to provide for assumption of Company obligations to New
Unsecured Securityholders in the event of a merger or consoli-dation requiring such assumption; to provide that specific pro-visions of the Indenture not apply to a series of New Unsecured
Securities not previously issued; to create a series and estab-lish its terms; to provide for a separate trustee for one or more series; or to make any change that does not materially adversely affect the rights of any New Unsecured Securityholder
(Indenture Article 9).

Legal Defeasance and Covenant Defeasance

            New Unsecured Securities of a series may be defeased in accordance with their terms and, unless the bond resolution establishing the terms of the series otherwise provides, as set forth below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations with respect to the defeasance trust and obligations to regis-ter the transfer or exchange of a New Unsecured Security, to replace destroyed, lost or stolen New Unsecured Securities and coupons and to maintain agencies in respect of the New Unse-cured Securities) with respect to the New Unsecured Securities of the series and any related coupons and the Indenture ("legal defeasance"). The Company may at any time terminate as to a series its obligations with respect to the New Unsecured Secu-rities under any restrictive covenants which may be applicable to a particular series ("covenant defeasance").

            The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, a series may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to any restrictive covenant which may be applicable to a particular series so defeased under the terms of the series.

            To exercise either defeasance option as to a series, the Company must deposit in trust (the "defeasance trust") with the Unsecured Securities Trustee money or U.S. Government Obli-gations for the payment of principal, premium, if any, and interest on the New Unsecured Securities of the series to redemption or maturity and must comply with certain other con-ditions. In particular, the Company must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for Federal income tax purposes. "U.S. Government Obligations" are direct obligations of the United States of America which have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option, or certificates repre-senting an ownership interest in such obligations (Indenture
Article 8).


                          BOOK-ENTRY ONLY SYSTEM

            The New Bonds and New Unsecured Securities of any series may be issued initially in the form of one or more glo-bal securities under a book-entry only system operated by a securities depository. Unless otherwise specified in the Pro-spectus Supplement, The Depository Trust Company ("DTC") will act as securities depository for the New Bonds and New Unse-cured Securities, which would be registered in the name of Cede & Co., as registered securityholder and nominee for DTC. Indi-vidual purchases of Book-Entry Interests (as herein defined) in any such New Bonds or New Unsecured Securities will be made in book-entry form. Purchasers of Book-Entry Interests in such New Bonds or New Unsecured Securities will not receive certifi-cates representing their interests in such New Bonds or New Unsecured Securities. So long as Cede & Co., as nominee of DTC, is the securityholder, references herein to holders of the New Bonds or New Unsecured Securities or registered owners will mean Cede & Co., rather than the owners of Book-Entry Interests in New Bonds or New Unsecured Securities.

             DTC is a limited purpose trust company organized under the banking laws of the State of New York and a "banking organization" within the meaning of that law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clear-ing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited by its participants (the "DTC Participants") and facilitates the settlement of securities transactions among DTC Participants in such securities through electronic computerized book-entry changes in accounts of the DTC Participants, thereby eliminat-ing the need for physical movement of securities certificates. Direct DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (including, possibly, the under-writers with respect to the New Bonds or New Unsecured Securi-
ties), together with the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc., own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indi-rectly (the "Indirect Participants").

            DTC Participants purchasing Book-Entry Interests (as defined below) in any New Bonds or New Unsecured Securities will not receive certificates. Each DTC Participant will receive a credit balance in the records of DTC in the amount of such DTC Participant's interest in such New Bonds or New Unse-cured Securities, which will be confirmed in accordance with DTC's standard procedures. The ownership interest of each actual purchaser of a Book-Entry Interest in a New Bond or New Unsecured Security (the "Book-Entry Interests") will be recorded through the records of the DTC Participant or through the records of the Indirect Participant. Owners of Book-Entry Interests should receive from the DTC Participant or Indirect Participant a written confirmation of their purchase providing details of the Book-Entry Interests acquired. Transfers of Book-Entry Interests will be accomplished by book entries made by the DTC Participants or Indirect Participants who act on behalf of the owners of Book-Entry Interests. Owners of Book-Entry Interests will not receive certificates representing their ownership of Book-Entry Interests with respect to any New Bonds or New Unsecured Securities except as described below upon the resignation of DTC.

            Under the Mortgage and Indenture, payments made by the Bond Trustee or the Unsecured Securities Trustee (collec-tively, the "Trustees" and individually, the "Trustee") to DTC or its nominee will satisfy the Company's obligations under the Mortgage or Indenture, as the case may be, to the extent of the payments so made. Owners of Book-Entry Interests will not be or be considered by the Company or the respective Trustee to be, and will not have any rights as, holders of New Bonds under the Mortgage or New Unsecured Securities under the Indenture, as the case may be.

            NEITHER THE COMPANY NOR ANY TRUSTEE UNDER THE MORT-GAGE AND INDENTURE WILL HAVE ANY RESPONSIBILITY OR OBLIGATION TO ANY DTC PARTICIPANT, INDIRECT PARTICIPANT OR ANY OWNER OF A BOOK-ENTRY INTEREST OR ANY OTHER PERSON NOT SHOWN ON THE REGIS-TRATION BOOKS OF SUCH TRUSTEE AS BEING A HOLDER OF NEW BONDS OR NEW UNSECURED SECURITIES WITH RESPECT TO: (1) ANY NEW BONDS OR NEW UNSECURED SECURITIES, AS THE CASE MAY BE; (2) THE ACCURACY OF ANY RECORDS MAINTAINED BY DTC OR ANY DTC PARTICIPANT OR INDIRECT PARTICIPANT; (3) THE PAYMENT BY DTC OR ANY DTC PAR-TICIPANT OR INDIRECT PARTICIPANT OF ANY AMOUNT DUE TO ANY OWNER OF A BOOK-ENTRY INTEREST IN RESPECT OF THE PRINCIPAL OR REDEMP-TION PRICE OF OR INTEREST ON SUCH NEW BONDS OR NEW UNSECURED SECURITIES; (4) THE DELIVERY BY DTC OR ANY DTC PARTICIPANT OR INDIRECT PARTICIPANT OF ANY NOTICE TO ANY OWNER OF A BOOK-ENTRY INTEREST WHICH IS REQUIRED OR PERMITTED UNDER THE TERMS OF THE MORTGAGE OR INDENTURE TO BE GIVEN TO HOLDERS OF NEW BONDS OR NEW UNSECURED SECURITIES; (5) THE SELECTION OF THE OWNERS OF A BOOK-ENTRY INTEREST TO RECEIVE PAYMENT IN THE EVENT OF ANY PAR-TIAL REDEMPTION OF ANY NEW BONDS OR NEW UNSECURED SECURITIES; OR (6) ANY CONSENT GIVEN OR OTHER ACTION TAKEN BY DTC OR ITS NOMINEE AS HOLDER OF NEW BONDS OR NEW UNSECURED SECURITIES.

            Principal and redemption price of, and interest pay-ments on, New Bonds and New Unsecured Securities registered in the name of DTC or its nominee will be made to DTC or such nom-inee, as registered owner of such New Bonds or New Unsecured Securities. DTC is responsible for disbursing such payments to the appropriate DTC Participants and such DTC Participants, and any Indirect Participants, are in turn responsible for disburs-ing the same to the owners of Book-Entry Interests. Unless it has reason to believe it will not receive payment, DTC's cur-rent practice is to credit the accounts of the DTC Participants on a payment date in accordance with their respective holdings shown on the records of DTC. Payments by DTC Participants and Indirect Participants to owners of Book-Entry Interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of cus-tomers in bearer form or registered in "street name", and will be the responsibility of such DTC Participant or Indirect Par-ticipant and not of DTC, the Company or the respective Trustee, subject to any statutory and regulatory requirements as may be in effect from time to time.

            DTC Participants and Indirect Participants carry the "position" of the ultimate Book-Entry Interest owner on their records, and will be responsible for providing information to the ultimate Book-Entry Interest owner as to the New Bonds or

New Unsecured Securities in which the Book-Entry Interest is held, debt service payments received, and other information. Each person for whom a DTC Participant or Indirect Participant acquires an interest in New Bonds or New Unsecured Securities, as nominee, may desire to make arrangements with such DTC Par-ticipant or Indirect Participant to receive a credit balance in the records of such DTC Participant or Indirect Participant, to have all notices of redemption or other communications to or by DTC which may affect such persons forwarded in writing by such DTC Participant or Indirect Participant, and to have notifica-tion made of all debt service payments.

            Purchases, transfers and sales of Book-Entry Inter-ests by the ultimate Book-Entry Interest owners may be made through book entries made by DTC Participants or Indirect Par-ticipants or others who act for the ultimate Book-Entry Inter-est owner. The Bonds Trustee, the Unsecured Securities Trus-tee, the Company and the underwriters, as such, have no role in those purchases, transfers or sales.

            Owners of Book-Entry Interests may be charged a sum sufficient to cover any tax, fee, or other governmental charge that may be imposed in relation to any transfer or exchange of a Book-Entry Interest.

            Each Trustee will recognize and treat DTC (or any successor securities depository) or its nominee as the holder of New Bonds and New Unsecured Securities registered in its name or the name of its nominee for all purposes, including payment of debt service, notices, enforcement of remedies and voting. Under DTC's current practice, a proxy will be given to the DTC Participants holding Book-Entry Interests in New Bonds and New Unsecured Securities in connection with any matter on which holders of such New Bonds or New Unsecured Securities are asked to vote or give their consent. Crediting of debt service payments and transmittal of notices and other communications by DTC to DTC Participants, by DTC Participants to Indirect Par-ticipants and by DTC Participants and Indirect Participants to the ultimate Book-Entry Interest owners are the responsibility of those persons and will be handled by arrangements among them and are not the responsibility of either Trustee, the Company or any underwriter, as such.

            Each Trustee, so long as a book-entry system is used for any series of New Bonds or New Unsecured Securities, will send any notice of redemption and any other notices required by the Mortgage or Indenture to be sent to holders of such New

Bonds or New Unsecured Securities, respectively, only to DTC (or such successor securities depository) or its nominee. Any failure of DTC to advise any DTC Participant, or of any DTC Participant or Indirect Participant to notify the Book-Entry Interest owner, of any such notice and its content or effect will not affect the validity of the redemption of the New Bonds or New Unsecured Securities called for redemption, or any other action premised on that notice. In the event of a call for redemption, the Trustee's notification to DTC will initiate DTC's standard call process, and, in the event of a partial call, its lottery process by which the call will be randomly allocated to DTC Participants holding positions in the New Bonds or New Unsecured Securities to be redeemed. When DTC and DTC Participants allocate the call for redemption, the owners of the Book-Entry Interests that have been called should be notified by the broker or other person responsible for main-taining the records of those interests and subsequently cred-ited by that person with the proceeds once such New Bonds or New Unsecured Securities are redeemed.

            The Company, the Bond Trustee, the Unsecured Securi-ties Trustee and any underwriter or agent cannot and do not give any assurances that DTC, DTC Participants or others will distribute payments of debt service on New Bonds or New Unse-cured Securities made to DTC or its nominee as the registered owner, or any redemption or other notices, to the Book-Entry Interest owners, or that they will do so on a timely basis, or that DTC will serve and act in the manner described in this Prospectus.

            The Company understands that the current "Rules" applicable to DTC are on file with the Commission, and that the current "Procedures" of DTC to be followed in dealing with DTC
Participants are on file with DTC.

            If DTC is at any time unwilling or unable to continue as depository, and a successor depository is not appointed by the Company within 90 days, the Company will issue individual certificates to owners of Book-Entry Interests in exchange for the New Bonds or New Unsecured Securities held by DTC or its nominee, as the case may be. In such instance, an owner of a Book-Entry Interest will be entitled to physical delivery of certificates equal in principal amount to such Book-Entry Interest and to have such certificates registered in its name. Individual certificates so issued will be issued in denomina-tions of $1,000 or any multiple thereof.

            Neither the Company, the Bond Trustee, the Unsecured Securities Trustee nor any underwriter makes any representation as to the accuracy of the above description of DTC's business, organization and procedures, which is based upon information furnished by DTC.

                           PLAN OF DISTRIBUTION

            The Company may sell the Securities in any of the following ways: (i) through underwriters or dealers; (ii) directly to one or more purchasers; or (iii) through agents. The applicable Prospectus Supplement will set forth the terms of the offering of any Securities, including the names of any underwriters or agents, the purchase price of such Securities and the proceeds to the Company from such sale, any underwrit-ing discounts and other items constituting underwriters' com-pensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed.

            If underwriters are used in the sale of the Securi-ties, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the under-writers will be obligated to purchase all of such Securities if any of such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only underwriters named in a Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

            Securities also may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of Securities will be named and any commissions payable by the Company to such agent will be set forth in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supple-ment, any such agent will act on a best efforts basis for the period of its appointment.

            If so indicated in a Prospectus Supplement with respect to the Securities, the Company will authorize agents, underwriters or dealers to solicit offers by certain institu-tions to purchase such Securities from the Company at the pub-lic offering price set forth in the Prospectus Supplement pur-suant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in the Pro-spectus Supplement. Each Contract will be for an amount not less than, and the aggregate amount of the Securities sold pur-suant to the Contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Insti-tutions with whom the Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pen-sion funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. The Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to under-writers, the Company shall have sold to such underwriters the total amount of the Securities less the amount thereof covered by the Contracts. The underwriters will not have any responsi-bility in respect of the validity or performance of the Contracts.

            If dealers are utilized in the sale of any Securi-ties, the Company will sell such Securities to the dealers, as principal. Any dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the Prospectus Supplement with respect to such Securities being offered thereby.

            It has not been determined whether any of the Securi-ties will be listed on a securities exchange. Underwriters will not be obligated to make a market in any of the Securi-ties. The Company cannot predict the activity of trading in, or liquidity of, any of the Securities.

            Any underwriters, dealers or agents participating in the distribution of Securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of Securities may be deemed to be underwriting dis-counts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribu-tion with respect to payments that the agents, or underwriters may be required to make in respect thereof. Agents and under-writers may be customers of, engaged in transactions with, or perform service for, the Company or its affiliates in the ordi-nary course of business.


                              LEGAL OPINIONS

            Certain legal matters in connection with the Securi-ties are being passed upon for the Company by Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P., Amarillo, Texas, and Cahill Gordon & Reindel, a partnership including a professional corpo-ration, New York, New York. Cahill Gordon & Reindel is not passing upon the incorporation of the Company and is relying upon the opinions of Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P. as to matters of New Mexico and Texas law; Rainey, Ross, Rice & Binns, Oklahoma City, Oklahoma as to matters of Oklahoma law; and Foulston & Siefkin, Topeka, Kansas as to matters of Kansas law. Gary W. Wolf, a partner in the law firm of Cahill Gordon & Reindel, is a director of the Company.


                                  EXPERTS

            The consolidated financial statements of Southwestern Public Service Company and subsidiaries as of August 31, 1995 and 1994 and for the years then ended included in the Company's 1995 Form 10-K, which is incorporated herein by reference, have been audited by Deloitte & Touche LLP ("Deloitte & Touche"), independent certified public accountants, as stated in their report, which is also incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

            With respect to any unaudited interim financial information included in the Company's quarterly reports on Form 10-Q that are or will be incorporated herein by reference, Deloitte & Touche applies limited procedures in accordance with professional standards for reviews of such information. As stated in any of its reports that are included in the Company's quarterly reports on Form 10-Q that are or will be incorporated herein by reference, Deloitte & Touche did not audit and did not express an opinion on such interim financial information. Accordingly, the degree of reliance on any of Deloitte & Tou-che's reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche is not subject to the liability provisions of
Section 11 of the Securities Act for any of its reports on such unaudited interim financial information because those reports are not "reports" or a "part" of the Registration Statement filed under the Securities Act with respect to the New Pre-ferred Stock or the New Bonds or New Unsecured Securities pre-pared or certified by an accountant within the meaning of Sec-tions 7 and 11 of the Securities Act.

            The consolidated financial statements of Southwestern Public Service Company and subsidiaries for the year ended
August 31, 1993 included in the Company's 1995 Form 10-K, which is incorporated herein by reference, are incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included in the 1995 Form 10-K, and upon the authority of that firm as experts in accounting and auditing.

            To the extent that a firm of certified public accoun-tants audits and reports on the financial statements of the Company issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference herein in reliance upon their report and said authority.

            The statements and legal conclusions as to all mat-ters of law in the Company's 1995 Form 10-K, the November Quar-terly Report, the February Quarterly Report and this Prospectus (except as to matters of Kansas and Oklahoma law in such docu-ments) have been reviewed by Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P. Statements and legal conclusions as to matters of Oklahoma law in such documents have been reviewed by Rainey, Ross, Rice & Binns. Statements and legal conclusions as to matters of Kansas law in such documents have been reviewed by Foulston & Siefkin. All such statements and legal conclusions are set forth in such documents and incorporated by reference herein or set forth herein in reliance upon said firms, respec-tively, as experts.

No dealer, salesman, or any other                     SOUTHWESTERN PUBLIC
person has been authorized to give                      SERVICE COMPANY
any information or to make any
representations other than those
contained in this Prospectus, in-
cluding any prospectus supplement
in connection with the offer con-
tained in this Prospectus, and, if
given or made, such information or
representations must not be relied
upon as having been authorized by
the Company or any underwriter,
dealer, or agent.  This Prospectus
does not constitute an offer to
sell or a solicitation of an offer                       $220,000,000
to buy any of these securities in
any jurisdiction to any person to                       DEBT SECURITIES
whom it is unlawful to make such
offer or solicitation in such juris-                          and
diction.  Neither the delivery of
this Prospectus nor any sale made                        PREFERRED STOCK
hereunder shall, under any circum-
stances, create any implication
that there has been no change in
the affairs of the Company since
the date hereof.
                                                            __________
            _______________                                 PROSPECTUS

          TABLE OF CONTENTS

                                      Page
Available Information...............    3
Incorporation of Certain
  Documents by Reference............    3
The Company.........................    4
Use of Proceeds.....................    5
Earnings Ratios.....................    5
Description of New Preferred
  Stock.............................    5
Description of New Bonds............    9
Description of New Unsecured
  Securities........................   14
Book-Entry Only System .............   22
Plan of Distribution................   27
Legal Opinions......................   29          Dated        , 1996
Experts.............................   29

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

      Securities and Exchange Commission
         Registration Fee ..............................  $ 51,724
      Counsel Fees and Expenses ........................   200,000(1)
      Services of Independent Accountants ..............    40,000(1)
      Trustee's Fees and Expenses ......................    25,000(1)(2)
      Printing Expenses, including Engraving ...........    55,000(1)
      Debt Securities Rating Fees.......................    85,000(1)(2)
      Blue Sky Fees and Expenses .......................    10,000(1)
      Transfer Agent and Registrar Fees.................     7,500(1)(3)
      Miscellaneous Expenses ...........................    10,776(1)
                                                          --------
                  Total ................................  $485,000(1)
____________________
(1)   Estimated assuming one Prospectus Supplement.
(2)   Required only if Debt Securities are issued.
(3)   Required only if New Preferred Stock is issued.


Item 15.  Idemnification of Directors and Officers.

            Section 53-11-4.1 of the New Mexico Business Corpora-tion Act (the "NMBCA") empowers a corporation to indemnify any officer or director against judgments, penalties, fines, set-tlements, and reasonable expenses actually incurred by the per-son in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, adminis-trative, or investigative, if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to a criminal proceeding, had no reasonable cause to believe the person's conduct was unlawful. This section empowers a corpo-ration to maintain insurance or furnish similar protection, including, but not limited to, providing a trust fund, a letter of credit, or self-insurance, on behalf of any officer or director against any liability asserted against the person in such capacity whether or not the corporation would have the power to indemnify the person against such liability under the provisions of this section.

            The indemnification authorized by Section 53-11-4.1 is not exclusive of any other rights to which an officer or director may be entitled under the articles of incorporation, the bylaws, an agreement, a resolution of shareholders or directors or otherwise.

            Article Sixth of the Restated Articles of Incorpora-tion of the Company provides that a director of the Company shall not be personally liable to the Company or to the share-holders for monetary damages for a breach of fiduciary duty as a director unless such director has breached or failed to per-form the duties of his or her office in accordance with the NMBCA, and the breach or failure to perform constitutes negli-gence, willful misconduct, or recklessness.

            Article IV of the Bylaws of the Company requires the Company, to the fullest extent permitted by the NMBCA, to pay or reimburse expenses, liabilities, and losses incurred by an officer or director involved in any action, suit, or proceed-ing, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was serving as an officer or director of the Company.

            The Bylaws also require the Company to pay or reim-burse all covered expenses to an officer or director promptly upon receipt of a written claim and, where the claimant seeks an advancement of expenses, an undertaking by or on behalf of the person to repay such amounts if it should ultimately be determined by a court of final jurisdiction that such person is not entitled to indemnification.

            The Company has entered into indemnity agreements with each officer and director of the Company. These contracts provide for the advancement of expenses (including attorneys' fees) incurred or to be incurred by an officer or director in connection with a proceeding. The contracts also provide for indemnification of such persons against expenses, liabilities, and losses.

            Pursuant to each director's indemnity agreement, the Company keeps in effect a letter of credit in the face amount of $5,000,000 obtained from a commercial bank for the benefit of all directors who are a party to an indemnity agreement. A director who has incurred or may incur expenses in connection with a proceeding prior to the final disposition of such a pro-ceeding for any reason may request an independent trustee to draw upon the letter of credit for the payment or advancement of such expenses. Upon such request, the trustee will draw upon the letter of credit and deliver such funds to such director.

            The Company is insured up to $25,000,000 against loss in excess of $200,000 because of any claim made against the Company or its officers or directors and alleged to have been caused by any negligent act, error, omission, or breach of duty by its officers or directors. The insurance is subject to cer-tain exclusions.

Item 16.  Exhibits.

            Reference is made to the Exhibit Index filed as part of this Registration Statement.

Item 17.  Undertakings.

            The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Sec-tion 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Regis-tration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities being offered (if the total dollar value of securities offered would not exceed that which was registered) and any devia-tion from the low or high end of the estimated maxi-mum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effec-tive registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any mate-rial change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any lia-bility under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration State-ment relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Sec-tion 13(a) or Section 15(d) of the 1934 Act that is incorpo-rated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the secu-rities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offic-ers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securi-ties and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, there-fore, unenforceable. In the event that a claim for indemnifi-cation against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by control-ling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against pub-lic policy as expressed in the Securities Act and will be gov-erned by the final adjudication of such issue.

            The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regu-lations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, as amended, Southwestern Public Service Company, the Reg-istrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Amarillo, and the State of Texas, on the 3rd day of June, 1996.

                                    SOUTHWESTERN PUBLIC SERVICE COMPANY
                                               (Registrant)


                                    By:  /s/ Bill D. Helton
                                        --------------------------------
                                          Bill D. Helton
                                          Chairman of the Board and
                                            Chief Executive Officer


            Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                Title                 Date

Principal Executive and            Chairman of the       June 3, 1996
  Financial Officer and            Board and Chief
  Director:                        Executive Officer


/s/ Bill D. Helton
- --------------------------
 Bill D. Helton


Principal Accounting Officer:      Executive Vice        June 3, 1996
                                   President,
                                   Accounting and
                                   Corporate
                                   Development



/s/ Doyle R. Bunch, II
- ----------------------------
 Doyle R. Bunch, II

Directors:

Gene H. Bishop*                  )
C. Coney Burgess*                )
J. C. Chambers*                  )
Danny H. Conklin*                )
Giles M. Forbess*                ) Directors             June 3, 1996
R. R. Hemminghaus*               )
Don Maddox*                      )
J. Howard Mock*                  )
Shirley Bird Perry*              )
David M. Wilks*                  )
Gary W. Wolf*                    )


*The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the Powers of Attorney executed by the above-named officers and directors of the Company and which are being filed herewith with the Securities and Exchange Commission on behalf of such officers and directors.



By: /s/ Bill D. Helton
    -----------------------------
         Bill D. Helton
         Attorney-in-Fact

                             INDEX TO EXHIBITS

Exhibit
Number                             Exhibit
- -------                            -------

 1(a)   -  Form of Standard Purchase Provisions relating to
            the New Preferred Stock.
 1(b)   -  Form of Standard Purchase Provisions relating to
            the New Bonds.
 1(c)   -  Form of Standard Purchase Provisions relating to
            the New Unsecured Securities.
 3(a)   -  Restated Articles of Incorporation effective
            February 1 (exhibit 3(i) Form 8-K filed
            February 26, 1996).*
 3(b)   -  Bylaws (exhibit 3(e) Form 10-K for year ended
            August 31, 1991).*
 4(a)   -  First Mortgage Indenture dated August 1, 1946
            (exhibit 7-A Registration No. 2-6910).*
 4(b)   -  Supplemental Indentures dated: December 1, 1946
            (exhibit 7-B Registration No. 2-6910);
            November 1, 1947 (exhibit 7-C Registration No. 2-7356); January 20, 1948 (exhibit 7-G Registra-tion No. 2-7356); February 1, 1949 (exhibit 7-E Registration No. 2-7833); December 1, 1949 (exhibit 7-F Registration No. 2-8235); February 1, 1950 (exhibit 7-G Registration No. 2-8754); January 1, 1951 (exhibit 7-H Registration No. 2-8754); January 1, 1952 (exhibit 4-J Registra-tion No. 2-9379); February 1, 1953 (exhibit 4-J Registration No. 2-10639); February 1, 1954 (exhibit 4-K Registration No. 2-10639); June 1, 1954 (exhibit 4-M Registration No. 2-10992); Feb-ruary 1, 1956 (exhibit 4-N Registration No. 2-12252); October 1, 1959 (exhibit A Form 8-K for November 1959); February 1, 1961 (exhibit 4-O Registration No. 2-17578); January 1, 1963 (exhibit 2-P Registration No. 2-21020); February 1, 1964 (exhibit 2-Q Registration No. 2-22089); February 1, 1965 (exhibit 2-R Registration No. 2-23178); February 1, 1967 (exhibit 2-S Registra-tion No. 2-25983); October 1, 1970 (exhibit 2-T Registration No. 2-38566); May 1, 1971 (exhibit 3-U Registration No. 2-40266); October 1, 1972 (exhibit 2-V Registration No. 2-45965); February 1, 1975 (exhibit 3 Form 8-K for December 1975); February 1, 1976 (exhibit 1 Form 8-K for March
            1976); February 9, 1977 (exhibit 2-Y Registration

Exhibit
Number                            Exhibit
- -------                           -------

            No. 2-58209); March 1, 1977 (exhibit 1 Form 10-Q
            for quarter ended May 31, 1977); March 1, 1978
            (exhibit 1 Form 10-Q for quarter ended May 31,
            1978); March 1, 1979 (exhibit b(28) Registration
            No. 2-64022); April 1, 1979 (exhibit 1 Form 10-Q
            for quarter ended May 31, 1979); June 1, 1980
            (exhibit 2 Form 10-Q for quarter ended May 31,
            1980); two dated October 1, 1981 (exhibit 4(c)
            Form 8-K dated February 5, 1982); July 1, 1982
            (exhibit 1 Form 8-K dated October 22, 1982); two
            dated April 1, 1983 (exhibit 4(a) Form 10-Q for
            quarter ended May 31, 1983); February 1, 1985
            (exhibit 4(c) Form 10-K for 1985); April 1, 1986
            (exhibit 4(a) Form 10-Q for quarter ended
            February 28, 1986); June 1, 1987 (exhibit 4(h)
            Registration No. 33-4134); two dated July 15,
            1992 (exhibit 4(a) Form 10-K for fiscal year
            ended August 31, 1992); two dated December 1,
            1992 (exhibit 4 Form 10-Q for quarter ended
            February 28, 1993); and February 15, 1995
            (exhibit 4 Form 10-Q for quarter ended
            February 28, 1995).*
 4(c)   -  Supplemental Indenture date March 1, 1996.
 4(d)   -  Form of Supplemental Indenture (form of New Bond
            included in Supplemental Indenture).
 4(e)   -  Form of Specimen Certificate representing the New
            Preferred Stock.
 4(f)   -  Form of Indenture relating to the New Unsecured
            Securities, including Forms of New Unsecured
            Securities.
 5      -  Opinion of Hinkle, Cox, Eaton, Coffield &
            Hensley, L.L.P., counsel for the Company.
12      -  Statements re Computation of Ratios of Earnings
            to Fixed Charges and Ratio of Earnings to Com-
            bined Fixed Charges and Preferred Dividend
            Requirements (exhibit 12 Form 10-K for fiscal
            year ended August 31, 1995 and exhibit 12 Form
            10-Q for quarter ended February 29, 1996).*
15      -  Letter re Unaudited Interim Financial
            Information.
23(a)   -  Consent of Hinkle, Cox, Eaton, Coffield &
            Hensley, L.L.P. (included in Exhibit 5).
23(b)  -    Consent of Foulston & Siefkin.
23(c)  -    Consent of Rainey, Ross, Rice & Binns.
23(d)   -  Consent of Deloitte & Touche LLP, independent
            certified public accountants.

Exhibit
Number                             Exhibit
- -------                            -------


23(e)   -  Consent of KPMG Peat Marwick LLP, independent
            certified public accountants.
24      -  Powers of Attorney.
25(a)   -  Statement of Eligibility and Qualification under
            the Trust Indenture Act of 1939 (on Form T-1) of Chemical Bank, Trustee.
25(b)   -  Statement of Eligibility and Qualification under
            the Trust Indenture Act of 1939 (on Form T-1) of Unsecured Securities Trustee (to be filed by amendment or pursuant to Form 8-K).
____________________
*     Incorporated herein by reference.



































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